PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX  77060-3500  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release                                                                                                                                          11-013

Date:  July 25, 2011                                                                             Contact:       Stephen Powers
                                                 Director, Finance & Investor Relations

Helix Reports Second Quarter 2011 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $41.3 million, or $0.39 per diluted share, for the second quarter of 2011 compared with a net loss of $85.6 million, or $(0.82) per diluted share, for the same period in 2010, and net income of $25.9 million, or $0.24 per diluted share, in the first quarter of 2011.  The net income for the six months ended June 30, 2011 was $67.2 million, or $0.63 per diluted share, compared with a net loss of $103.4 million, or $(1.00) per diluted share, for the six months ended June 30, 2010.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our Contracting Services segment rebounded nicely in the second quarter, allowing us to follow a good first quarter with an even better one.  Both our Well Intervention and Robotics businesses saw a sharp increase in activity and performance levels while our pipelay business continued to lag due to a weak Gulf of Mexico business environment.  During the second quarter, we repaid $111 million of debt while increasing the size and extending the maturity of our credit facility, an indicator of the continued strengthening of our balance sheet.”

* * * * *

Summary of Results

(in thousands, except per share amounts and percentages, unaudited)

	Quarter Ended			Six Months Ended
	June 30		March 31	June 30
	2011	2010	2011	2011	2010
Revenues	$338,319	$299,262	$291,607	$629,926	$500,832

Gross Profit (Loss):
Operating	$130,858	$66,216	$77,422	$208,280	$103,350
	39%	22%	27%	33%	21%
Oil and Gas Impairments (1)	(22,721)	(159,862)	-	(22,721)	(170,974)

Exploration Expense (2)	(7,939)	(1,172)	(346)	(8,285)	(1,338)
Total	$100,198	$(94,818)	$77,076	$177,274	$(68,962)

Net Income (Loss) Applicable to Common Shareholders (3)	$41,313	$(85,551)	$25,857	$67,170	$(103,442)

Diluted Earnings (Loss) Per Share	$0.39	$(0.82)	$0.24	$0.63	$(1.00)

Adjusted EBITDAX (4)	$175,840	$130,539	$149,219	$325,059	$191,944

Note: Footnotes listed at end of press release.

Segment Information, Operational and Financial Highlights
(in thousands, unaudited)
	Three Months Ended
	June 30,		March 31,
	2011	2010	2011
Revenues:
Contracting Services	$171,353	$202,317	$131,537
Production Facilities	20,545	21,391	15,570
Oil and Gas	172,458	102,586	168,859
Intercompany Eliminations	(26,037)	(27,032)	(24,359)
Total	$338,319	$299,262	$291,607

Income (Loss) from Operations:
Contracting Services	$30,565	$43,781	$3,266
Production Facilities	11,920	12,977	5,956
Oil and Gas	73,724	3,609	53,586
Gain on Oil and Gas DerivativeCommodity Contracts	-	2,482	-
Oil and Gas Impairments (1)	(22,721)	(159,862)	-
Exploration Expense (2)	(7,939)	(1,172)	(346)
Corporate	(9,112)	(12,597)	(10,441)
Intercompany Eliminations	(19)	(6,114)	90
Total	$76,418	$(116,896)	$52,111
Equity in Earnings of Equity Investments	$5,887	$1,656	$5,650

Note: Footnotes listed at end of press release.

Contracting Services

o
Subsea Construction and Robotics revenues increased in the second quarter of 2011 compared to the first quarter of 2011 primarily due to increased chartered vessel utilization in our Robotics division for ROV support operations and increased utilization in our trenching business.  Overall our utilization rate for our owned and chartered vessels increased to 71% in the second quarter of 2011 from 48% in the first quarter of 2011.  ROV and trenching utilization increased to 54% in the second quarter of 2011 compared to 49% in the first quarter of 2011.

o
Well Intervention revenues increased in the second quarter of 2011 due primarily to increased utilization of our vessels in both the North Sea and the Gulf of Mexico.  Vessel utilization in the North Sea increased to 87% in the second quarter of 2011 from 68% in the first quarter of 2011.  Vessel utilization in the Gulf of Mexico increased to 93% in the second quarter of 2011 from 88% in the first quarter of 2011.  On a combined basis, vessel utilization increased to 89% in the second quarter of 2011 compared to 77% in the first quarter of 2011.

Production Facilities

o	The Helix Producer I (HP I) continued its deployment on the Phoenix field throughout the second quarter of 2011.

o
The first quarterly retainer fee due for our deepwater spill containment system, the Helix Fast Response System (HFRS), was received in the second quarter of 2011.  There are currently 24 independent operators participating in a spill response consortium that centers on the HFRS.

Oil and Gas

o
Oil and Gas revenues increased in the second quarter of 2011 compared to the first quarter of 2011 due primarily to increased commodity prices partially offset by lower oil and gas production. Production in the second quarter of 2011 totaled 12.7 Bcfe compared to 14.4 Bcfe in the first quarter of 2011.

o
The average price realized for oil, including the effects of settled oil hedge contracts, totaled $101.43 per barrel in the second quarter of 2011 compared to $90.49 per barrel in the first quarter of 2011.  For natural gas and natural gas liquids (NGLs), including the effect of settled natural gas hedge contracts, we realized $6.17 per thousand cubic feet of gas (Mcf) in the second quarter of 2011 compared to $5.77 per Mcf in the first quarter of 2011.

o
We recorded $22.7 million in oil and gas impairment charges in the second quarter of 2011 primarily associated with six of our Gulf of Mexico oil and gas properties and our only non-domestic (UK) oil and gas property.  The impairment charges primarily reflect a  premature end of these fields’ production lives either through actual depletion or as a result of capital allocation decisions affecting third party operated fields.

o
As a result of better than expected production rates at our Phoenix field, we revised our proved reserve estimates resulting in a favorable adjustment to DD&A rates in the second quarter of 2011 (net of adjustments in other fields) of approximately $9.2 million.

o	The Little Burn well was completed successfully in late May and was brought into production through the HP I in the last few days.

o
Our July 2011 oil and gas production rate has averaged approximately 114 million cubic feet of natural gas equivalent per day (MMcfe/d) through July 24, 2011, compared to an average of 139 MMcfe/d in the second quarter of 2011 and an average of 160 MMcfe/d in the first quarter of 2011.  Production from the Phoenix field was impacted for a portion of July due to scheduled downtime of a third party pipeline servicing our Phoenix field.   As the Phoenix field is brought back into production along with the Little Burn well, we expect our oil and gas production rate to approximate 155 MMcfe/d in late July.

o
We currently have oil and gas hedge contracts in place totaling 13.5 Bcfe (1.5 million barrels of oil and 4.4 Bcf of gas) for the remainder of 2011 (July through December) and 17.0 Bcfe (2.0 million barrels of oil and 5.0 Bcf of gas) in 2012.

Other Expenses

o	Selling, general and administrative expenses were 7.0% of revenue in the second quarter of 2011, 8.6% in the first quarter of 2011 and 8.2% in the second quarter of 2010.

o
Net interest expense and other increased to $24.0 million in the second quarter of 2011 from $22.3 million in the first quarter of 2011. Net interest expense increased to $25.3 million in the second quarter of 2011 compared with $24.2 million in the first quarter of 2011, due primarily to non-cash deferred financing cost charges associated with the $109 million repayment of our term loan upon amendment of our senior credit agreement.

Financial Condition and Liquidity

o
In June 2011, we amended and extended our senior credit agreement.  We increased our revolver capacity from $435 million to $600 million and extended the maturity date to July 2015 (or January 2016 if certain unsecured debt is refinanced or repaid in full by July 1, 2015).  Additionally, we repaid $109 million of our term loan reducing the principal balance to $300 million.  Further, we extended the maturity date of our term loan to July 2015 (or July 2016 if certain unsecured debt is refinanced or repaid in full by July 1, 2015).

o
Consolidated net debt at June 30, 2011 decreased to $833 million from $916 million as of March 31, 2011. We had no outstanding borrowings under our revolver. Our total liquidity at June 30, 2011 was approximately $965 million, consisting of cash on hand of $414 million and revolver availability of $551 million. Net debt to book capitalization as of June 30, 2011 was 38%.  (Net debt to book capitalization is a non-GAAP measure.  See reconciliation attached hereto.)

o	As of June 30, 2011, we were in compliance with all covenants and restrictions under our various loan agreements.

o
We incurred capital expenditures (including capitalized interest) totaling $75 million in the second quarter of 2011, compared to $44 million in the first quarter of 2011 and $37 million in the second quarter of 2010.

Footnotes to “Summary of Results”:
(1)
Second quarter 2011 oil and gas impairments of $22.7 million primarily associated with six of our Gulf of Mexico oil and gas properties and our only non-domestic (UK) oil and gas property.  The impairment charges primarily reflect a premature end of these fields’ production lives either through actual depletion or as a result of capital allocation decisions affecting third party operated fields.  Second quarter 2010 oil and gas impairments of $159.9 million related to reduction of the carrying values of certain oil and gas properties due to reserve revisions. First quarter 2010 impairments on our U.S. oil and gas properties ($7.0 million) were due primarily to the deterioration of certain fields’ economics following a significant decrease in natural gas prices during the period. We also impaired our U.K. offshore property ($4.1 million) during the first quarter of 2010. The U.K. impairment was offset by a gain on the reacquisition of our 50% co-owner’s interest in the U.K. field.

(2)	Second quarter 2011 included $6.6 million of exploration costs associated with an offshore lease expiration.
(3)	First quarter 2010 included a payment of $17.5 million to settle litigation related to the termination of a 2007 international construction contract.
(4)	Non-GAAP measure. See reconciliation attached hereto.

Footnotes to “Segment Information, Operational and Financial Highlights”:
(1)
Second quarter 2011 oil and gas impairments of $22.7 million primarily associated with six of our Gulf of Mexico oil and gas properties and our only non-domestic (UK) oil and gas property.  The impairment charges primarily reflect a premature end of these fields’ production lives either through actual depletion or as a result of capital allocation decisions affecting third party operated fields.  Second quarter 2010 oil and gas impairments of $159.9 million related to reduction of the carrying values of certain oil and gas properties due to reserve revisions.

(2)	Second quarter 2011 included $6.6 million of exploration costs associated with an offshore lease expiration.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly conference call to review its second quarter 2011 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com).  The call, scheduled for 9:00 a.m. Central Daylight Time on Tuesday, July 26, 2011, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 800-734-8582 for persons in the United States and +1-212-231-2905 for international participants. The passcode is "Tripodo".  A replay of the conference will be available under "Investor Relations" by selecting the "Audio Archives" link from the same page beginning approximately two hours after the completion of the conference call.

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization.  We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense.  Net debt is calculated as the sum of financial debt less cash and equivalents on hand.  Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity.  These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period.  Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions which are excluded.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; employee management issues; uncertainties inherent in the exploration for and development of oil and gas and in estimating reserves; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

			Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
(in thousands, except per share data)			2011	2010	2011	2010
			(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net revenues:
Contracting services			$165,861	$196,676	$288,609	$307,531
Oil and gas			172,458	102,586	341,317	193,301
			338,319	299,262	629,926	500,832
Cost of sales:
Contracting services			116,521	140,126	223,428	226,374
Oil and gas			98,879	94,092	206,503	172,446
Oil and gas impairments			22,721	159,862	22,721	170,974
			238,121	394,080	452,652	569,794

Gross profit (loss)			100,198	(94,818)	177,274	(68,962)
Gain on oil and gas derivative commodity contracts			-	2,482	-	2,482
Gain (loss) on sale of assets, net			(22)	(14)	(6)	6,233
Selling, general and administrative expenses			(23,758)	(24,546)	(48,739)	(65,047)
Income (loss) from operations			76,418	(116,896)	128,529	(125,294)
Equity in earnings of equity investments			5,887	1,656	11,537	6,711
Gain on subsidiary equity transaction			-	-	753	-
Net interest expense and other			(24,025)	(22,199)	(46,354)	(43,419)
Income (loss) before income taxes			58,280	(137,439)	94,465	(162,002)
Provision for (benefit of) income taxes			16,171	(52,366)	25,721	(59,927)
Net income (loss), including noncontrolling interests			42,109	(85,073)	68,744	(102,075)
Less: net income applicable to noncontrolling interests			(786)	(444)	(1,554)	(1,273)
Net income (loss) applicable to Helix			41,323	(85,517)	67,190	(103,348)
Preferred stock dividends			(10)	(34)	(20)	(94)
Net income (loss) applicable to Helix common shareholders			$41,313	$(85,551)	$67,170	$(103,442)

Weighted Avg. Common Shares Outstanding:
Basic			104,673	104,125	104,573	103,610
Diluted			105,140	104,125	105,024	103,610

Earnings (Loss) Per Share of Common Stock:
Basic			$0.39	$(0.82)	$0.63	$(1.00)
Diluted			$0.39	$(0.82)	$0.63	$(1.00)

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Jun. 30, 2011	Dec. 31, 2010	(in thousands)		Jun. 30, 2011	Dec. 31, 2010
	(unaudited)				(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$414,189	$391,085	Accounts payable		$148,142	$159,381
Accounts receivable	232,709	226,704	Accrued liabilities		190,226	198,237
Other current assets	110,334	123,065	Current mat of L-T debt (1)		7,759	10,179
Total Current Assets	757,232	740,854	Total Current Liabilities		346,127	367,797

Net Property & Equipment:			Long-term debt (1)		1,239,893	1,347,753
Contracting Services	1,462,393	1,452,837	Deferred income taxes		431,821	413,639
Oil and Gas	1,012,917	1,074,243	Asset retirement obligations		166,458	170,410
Equity investments	188,772	187,031	Other long-term liabilities		5,432	5,777
Goodwill	62,902	62,494	Convertible preferred stock (1)		1,000	1,000
Other assets, net	76,421	74,561	Shareholders' equity (1)		1,369,906	1,285,644
Total Assets	$3,560,637	$3,592,020	Total Liabilities & Equity		$3,560,637	$3,592,020

Net debt to book capitalization - 38% at June 30, 2011. Calculated as total debt less cash and equivalents ($833,463)
divided by sum of total net debt, convertible preferred stock and shareholders' equity ($2,204,369).

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Six Months Ended June 30, 2011

Earnings Release:

Reconciliation From Net Income to Adjusted EBITDAX:

	2Q11	2Q10	1Q11	2011	2010
	(in thousands)

Net income (loss) applicable to common shareholders	$41,313	$(85,551)	$25,857	$67,170	$(103,442)
Non-cash impairments	11,573	159,862	-	11,573	170,974
(Gain) loss on asset sales	22	41	(769)	(747)	(6,206)
Preferred stock dividends	10	34	10	20	94
Income tax provision (benefit)	16,171	(52,366)	9,550	25,721	(59,929)
Net interest expense and other	24,022	22,144	22,320	46,342	43,323
Depreciation and amortization	74,790	85,203	91,905	166,695	145,792
Exploration expense	7,939	1,172	346	8,285	1,338

Adjusted EBITDAX	$175,840	$130,539	$149,219	$325,059	$191,944

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.